Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-275806, 333-275807, 333-275808, 333-275811, and 333-275817) on Form S-8 of our reports dated July 30, 2026, with respect to the consolidated and combined financial statements of Worthington Steel, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Detroit, Michigan
July 30, 2026